Exhibit 99.1

PRESS RELEASE

WHITESTONE REIT ENTERS CHICAGO MARKET THROUGH ACQUISITION OF UPSCALE
MIXED-USE PROPERTY; CHAIRMAN MAKES SUBSTANTIAL INVESTMENT IN REIT

Houston, TX, January 21, 2009 – Whitestone REIT, a public, non-traded community business center real estate investment trust, today announced that Midwest Development Venture IV (“MDV IV”), an Illinois limited partnership controlled by James C. Mastandrea, Whitestone’s Chairman and CEO, has invested approximately $3.6 million in the Company through a transfer of equity in Spoerlein Commons, a commercial retail/office property located in Buffalo Grove, Illinois, a Chicago suburb.  Mr. Mastandrea is the majority owner and controlling partner of MDV IV. The contribution of the property to Whitestone REIT Operating Partnership in exchange for partnership units fulfills Mastandrea’s prior stated commitment to invest in Whitestone REIT.

The total purchase price paid by Whitestone was $9,401,000, and was paid in the form of $5.5 million in cash and 703,912 units of Whitestone Operating Partnership (“OP Units”).  No dividends will be paid on the OP Units prior to June 30, 2009.

Because of Mr. Mastandrea’s relationship with both buyer and seller, a special committee comprised of three independent members of Whitestone REIT’s Board of Trustees represented the purchaser, including Jack Mahaffey, Don Keating, and Chris Minton. The special committee determined the terms of the transaction and was assisted by an independent appraisal firm in determining the value of the property.

 “My commitment to Whitestone REIT is unwavering,” stated Mr. Mastandrea. “This substantial investment represents my commitment to work shoulder-to-shoulder with our shareholders, my firm belief in the value driven strategic growth plan for our Company, and my confidence in our management team to attain Whitestone’s goals.”

Investment Facilitates Whitestone’s Entry into Chicagoland Market
Spoerlein Commons, a community center garden-style complex of retail, medical and professional office tenants, is Whitestone’s first Chicago-area property.  Located in upscale Buffalo Grove, 30 miles northwest of Chicago, Spoerlein is on one of the busiest intersections in the area on Route 83 at Arlington Heights Road. National tenants include Dunkin’ Donuts®, Kumon Math and Reading®, Subway® Restaurants, Allstate® Insurance, State Farm Insurance®, and Great Clips®.

The third largest city and one of the top 10 fastest growing cities in the USA, Chicago is a major business center with a diversified economy.  Chicago is home to some of the largest companies in the world, including Allstate® Insurance, McDonalds®, SaraLee Corporation, and Boeing®. Other companies headquartered in Chicago include John Deer®, OfficeMax®, Caterpillar, R.R. Donnelley & Sons®, and Abbot Laboratories®. Whitestone has clearly defined its market focus: in Houston, Dallas, San Antonio, Phoenix, and now Chicago. Of Whitestone’s 35 other properties, one is located near Phoenix, Arizona; the remainder are in Texas: 31 in Houston, two in Dallas and one in San Antonio.

“One of Whitestone’s strategic goals is to diversify both opportunities and risk by geographically expanding our portfolio outside of our heavy concentration in Houston, especially having recently experienced damage from Hurricane Ike in many of our properties. Further, as we move toward publicly listing our shares, institutional investors expect Whitestone to have investments in major growing markets, such as Phoenix and Chicago, both stable markets where property values appreciate over the long term amid a strong economic foundation. Spoerlein establishes our foothold in this new market, and positions us to identify additional Chicago area acquisition opportunities,” said Mr. Mastandrea.

About Whitestone REIT
Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties – it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Houston, Dallas, San Antonio, Texas and Phoenix, Arizona, and Chicago, Illinois.  The Company has 3,000,000 square feet of lease space in 35 properties as of December 31, 2008. Whitestone has approximately 650 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. Headquartered in Houston, Texas, Whitestone employs 48 people nationally.   For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties.  The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements.  Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

Contact Whitestone REIT:
Anne Gregory, Asst. VP Marketing & Investor Relations
713.827.9595  EXT 3013   agregory@whitestonereit.com

Richard Stern, Stern & Company
212.888.0044  richstern@sternco.com